EXHIBIT 24.2


                         Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-57280) pertaining to the 1991 Director Stock Plan, Director Option Plan and Advisor Board Stock Program of Power Spectra, Inc. and in the Registration Statement (Form S-8 No. 33-30855) pertaining to the Power Spectra, Inc. 1986 Incentive Stock Option Plan of our report dated February 17, 1995 (except Note 4 as to which the date is April 7, 1995) with respect to the financial statements of Power Spectra, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1995.


                                                               ERNST & YOUNG LLP


San Francisco, California
March 27, 1996